Exhibit 99.2

Lehigh Gas Partners LP Completes Initial Public Offering

Net proceeds exceed $111.6 million before offering expenses

ALLENTOWN, PA (October 30, 2012) — Lehigh Gas Partners LP, a Delaware limited partnership, announced today it has completed its initial public offering (the “Offering”) of 6,000,000 common units representing limited partner interests in Lehigh Gas Partners at $20.00 per common unit.  The common units are traded on the New York Stock Exchange under the symbol “LGP.”

Net proceeds received by Lehigh Gas Partners from the sale of the common units totaled approximately$111.6 million, after deducting the underwriting discount and structuring fee, but before taking into account estimated offering expenses.

Lehigh Gas Partners, headquartered in Allentown, PA, was formed to engage in the wholesale distribution of motor fuels and to own and lease real estate used in the retail distribution of motor fuels.  Lehigh Gas Partners owns and leases sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine.

Raymond James & Associates, Inc. and Robert W. Baird & Co., Incorporated acted as joint book-running managers for the Offering. Oppenheimer & Co., Inc., Janney Montgomery Scott LLC, and Wunderlich Securities, Inc. acted as co-managers for the Offering.

The Offering of common units was made only by means of a Prospectus.  A written Prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, may be obtained from the offices of:

Raymond James & Associates, Inc.	Robert W. Baird & Co., Incorporated
Attn: Equity Syndicate	Attn: Syndicate Department
880 Carillon Parkway	777 E. Wisconsin Avenue
St. Petersburg, FL 33716	Milwaukee, WI 53202
(800) 248-8863	(800) 792-2413
andrea.borum@raymondjames.com	syndicate@rwbaird.com

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The registration statement is available on the SEC’s web site at http://www.sec.gov under the registrant’s name, “Lehigh Gas Partners LP.” This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, was formed to engage in the wholesale distribution of motor fuels and to own and lease real estate used in the retail distribution of motor fuels.  Lehigh Gas Partners owns and leases sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine.

Forward-Looking Statements

This news release may be deemed to contain “forward-looking statements” based on current plans and expectations and involving a number of risks and uncertainties that could cause actual results and events to vary materially.  For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Registration Statement on Form S-1 initially filed by Lehigh Gas Partners LP on May 11, 2012 and the information included in subsequent amendments and other filings.  Any forward-looking statements are based on and include our expectations as of the date hereof. Subsequent events and market developments could cause our expectations to change. While we may elect to update any forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

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CONTACTS:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Pete Waldron
Vice President, Public Affairs, Corporate Communications & Philanthropy
Lehigh Gas Partners

(610) 625-8073

pwaldron@lehighgas.com